Exhibit 99.1
Contacts:
Raphael Carty
DealerTrack
(516) 734-3777
raphael.carty@dealertrack.com
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
stephanie.lowenthal@rfbinder.com
JAMES D. FOY JOINS DEALERTRACK BOARD OF DIRECTORS
Lake Success, N.Y., September 22, 2008 – DealerTrack Holdings, Inc. (Nasdaq: TRAK), a leading provider of on-demand software and data solutions for the U.S. automotive retail industry, today announced that James D. Foy has been appointed to its board of directors.
“We are delighted to welcome Jim Foy to the DealerTrack board of directors,” said Mark O’Neil, DealerTrack’s chairman and chief executive officer. “As CEO of Aspect Software, Jim has executed an aggressive growth strategy to create the world’s leading technology provider for in-house and outsourced contact centers, and he is widely considered a visionary in the field of customer-company interactions. Given the breadth of his experience in the software industry and his proven management and M&A expertise, we are confident that Jim will make a significant contribution as a DealerTrack board member.”
Mr. Foy has been president and chief executive officer of privately-held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) since 2001. Aspect is a leading provider of call center solutions for handling customer service requests, optimizing workforces, and offering customer self-service functionality. Previously, he founded Constellation Software, Inc., a technology company, in 1991 and served as its president and chief executive officer for three years. In 1994, Constellation was acquired by VMark Software, Inc., a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including president of Informix until IBM acquired Informix in 2001.
Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL).

Mr. Foy serves on the boards of both Aspect Software and privately-held Kalido, Inc., an enterprise software company that offers solutions for data warehousing and master data management. In 2006, Mr. Foy won the Ernst & Young Entrepreneur of the Year award in the software category in New England.
About DealerTrack (www.dealertrack.com)
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive and related industries. The company’s solutions enable dealers to receive consumer leads, submit credit applications and receive responses, compare financing and leasing options, sell insurance, accessories and other aftermarket products, document compliance, and execute financing contracts electronically. In addition, the DealerTrack Arkona DMS (dealer management system) is used by dealerships nationwide. Over 22,000 dealers, including more than 90% of all franchised dealers; over 700 financing sources; and other service and information providers are active in the DealerTrack network.